URANIUM INTERNATIONAL CORP.
10475 Park Meadows Drive, Suite 600, Lone Tree, Colorado, U.S.A., 80124

April 3, 2009

Delivered and via e-mail

MERCER GOLD CORP.
1750 – 1185 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4M7
Attention: Board of Directors

Dear Sirs:

Re: **Letter of Intent to acquire 100% interest in and to a certain Columbian Claims**

We understand that Mercer Gold Corp. (the "**Optionor**") is a party to a certain "Option Agreement", dated for reference March 4, 2010 (the "**Underlying Option Agreement**"), as entered into between the Optionor (as the Optionee thereunder) and Comunidad Mineral Guayables (the "**Underlying Property Owner**"; as the Optionor theruender); a copy of which Underlying Option Agreement being attached hereto as Schedule "A" and forming a material part hereof; pursuant to which the Optionor has acquired from the Underlying Property Owner an exclusive option (the "**Underlying Option**") to acquire a 100% legal, beneficial and registerable interest, free and clear of all liens, charges, encumbrances, claims, rights or interests of others, in and to certain mineral property concession interests which are held by way of license and which are located in the Municipality of Marmato, Columbia, and which are better known and described as the "Guayabales" property and which are detailed in Schedule A to the Underlying Option Agreement which is attached hereto (collectively, the "**Property**"); the exact particulars and sufficiency of which Property interests having heretofore already been provided by the Optionor to Uranium International Corp. (the "**Optionee**" herein; and the Optionor and the Optionee being also individually and collectively referred to herein as a "**Party**" and the "**Parties**" as the context so requires); and such Property interests being more particularly described in that certain prior National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* ("**NI 43-101**"), as promulgated by the Canadian Securities Administrators, compliant technical report respecting the Property interests which has recently been provided by the Optionor to the Optionee.

The purpose of this letter of intent (the "**Letter of Intent**") is to summarize the mutual intentions and understandings of the Optionor and the Optionee regarding, among other things, the proposed granting by the Optionor to the Optionee of an exclusive option to acquire all the Optionor's current Underlying Option interests under the Underlying Option Agreement (the "**Option**") and, consequent thereon, not less than an undivided 100% legal, beneficial and registerable interest in and to the Property in accordance with the terms of the Underlying Option Agreement.

This Letter of Intent summarizes the basis upon which the Parties are prepared to negotiate with a view to entering into a binding Option or other form of agreement. This Letter of Intent, however, does not create a contract or impose obligations on the Parties other than as

set forth in sections 1, 4, 5 and 6 below; provided that it is acknowledged that this Letter of Intent supersedes and replaces all prior agreements or understandings between the Parties hereto with respect to the subject matter of this Letter of Intent.

It is acknowledged that the Optionee has been provided with certain information which describes the Property interests (such information is herein referred to, collectively, as the "**Disclosure Information**"). The transaction summarized in this Letter of Intent assumes that the Disclosure Information is accurate and complete in all material respects and that the Optionee is relying on such Disclosure Information as a condition of its providing and entering into this Letter of Intent with the Optionor with respect to its proposed Option.

1. Summary of the Option and transaction

1.1 Option. In order to keep the right and Option granted to the Optionee in respect of the Optionor's current Underlying Option interests under the Underlying Option Agreement in good standing and in force and effect during the Option period hereof (the "**Option Period**"); the Option Period being a period commencing on the Effective Date (as hereinafter defined and determined) hereof and continuing until the later of July 14, 2015 (being the latest date of the final cash payment due under the Underlying Option Agreement) and five years from the Effective Date hereof; it is presently expected that the Optionee shall be obligated to provide the following non-refundable cash payment (the "**Non-Refundable Cash Payment**"), the following restricted common stock share issuances (collectively, the "**Share Issuances**"), the following minimum cumulative expenditure commitments (each being an "**Expenditure Commitment**") and the following Underlying Option Agreement cash payments to and on behalf of the Optionor in the following denominations and in the following manner prior to the completion of the exercise of the Option in this instance:

(a) Non-Refundable Cash Payment: pay to the order and direction of the Optionor a Non-Refundable Cash Payment of U.S. $200,000 immediately upon the execution by the Parties of a Definitive Agreement (as hereinafter defined) (the "**Effective Date**" herein);

(b) Share Issuances: issue to the order and direction of the Optionor, both prior to and after the due and complete exercise of the Option during the Option Period as indicated hereinbelow, an aggregate of up to 20,000,000 restricted common shares in the share capital of the Optionee (each a "**Share**"), at a deemed issuance price of U.S. $0.50 per Share, in the following denominations and in the manner in each instance:

(i) an initial Share Issuance of an initial 10,000,000 of the Shares within two business days of the Effective Date, to be issued to such persons as the Optionor may direct; and

(ii) a final Share Issuance of the final 10,000,000 of the Shares to be issued to such persons as the Optionor may direct, within five business days of the Optionee's prior receipt of a "technical report" (as that term is defined in

section 1.1 of NI 43-101) confirming that any of the Property interests underlying the Underlying Option Agreement and the within Option have not less than 2,000,000 troy ounces of gold "mineral resources" in the categories of "measured", "indicated" and "inferred" (as such terms are defined in section 1.2 of NI 43-101).

In this regard the Optionor acknowledges and agrees that the Optionee makes no representations as to any resale or other restriction affecting the Shares and that it is presently contemplated that the Shares will be issued by the Optionee to the Optionor in reliance upon the registration and prospectus exemptions contained in certain sections of the United States *Securities Act* of 1933, as amended (the "**Securities Act**"), which will impose a trading restriction in the United States on the Shares for a period of at least six months from the date of issuance in each instance. In addition, the Optionor hereby also acknowledges and agrees that the within obligation of the Optionee to issue the Shares will be subject to the Optionee being satisfied that an exemption from applicable registration and prospectus requirements is available under the Securities Act and all applicable securities laws in respect of each of the Optionor and the Shares;

(c) Expenditure Commitments: provide funding for or expend, in accordance with the terms and conditions of this Letter of Intent, minimum cumulative Expenditures (as hereinafter defined) for Exploration and Development (as hereinafter defined) work on or in connection with any of the mineral interests comprising the Property interests of not less than U.S. $11,500,000 in the following manner:

(i) no less than an initial U.S. $1,500,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property by December 31, 2010;

(ii) no less than a further U.S. $5,000,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property December 31, 2011; and

(iii) no less than a final U.S. $5,000,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property December 31, 2012;

provided, however, that total minimum cumulative Expenditures for Exploration and Development work of at least U.S. $11,500,000 must be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property at any time prior to December 31, 2012.

For the foregoing purposes: (i) "**Expenditures**" means all costs, expenses, charges, obligations and liabilities of whatever kind or nature expended, funded or incurred directly or indirectly by the Operator (as hereinafter defined) and the Optionee and including, without limitation, by any joint venture partner of the Optionee, on or in respect of the Property and in connection with the development of the Property during the Option Period and including, without limitation, all monies expended in maintaining the Property in good standing by the doing and filing of assessment work, by making tenure payments and by expending, funding or incurring all on-site Property costs and including, without limitation, the costs of Property payments, taxes, mapping, surveying, permitting, geophysical, geochemical and geological surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, consultants, metallurgical testing, mining, metallurgical and economic studios, feasibility studies, reclamation and all other project expenditures, together with the supervision and management of all work done for the benefit of the Property; and (ii) "**Exploration and Development**" means, *inter alia*, all direct and indirect preparation, analysis (and activities incident thereto), administration and filing work and Expenditures conducted and incurred by the Operator and the Optionee on the Property, at their instruction, or on their behalf, or by assignment to another Party, for the purpose of determining the existence of a deposit in respect of the Property; and

(d) Underlying Option Agreement cash payments: pay, or cause to be paid, to or on the Optionor's behalf all underlying option, regulatory and governmental payments and assessment work required to keep the mineral Property interests comprising the Property and any underlying option agreements respecting any of the mineral Property interests comprising the Property in goodstanding during the Option Period of this Agreement and including, without limitation, all remaining cash payments required to be made to the Underlying Property Owner under the Underlying Option Agreement (collectively, the "**Underlying Option Agreement Payments**").

1.2 Termination of Option. The Option shall immediately terminate upon 30-calendar days' prior written notice being first being provided by the Optionor to the Optionee:

(a) if the Optionee fails to make the required Non-Refundable Cash Payment in accordance with paragraph 1.1(a) hereinabove within the time period specified in paragraph 1.1(a);

(b) if the Optionee fails to make the required and initial Share Issuance in accordance with subparagraph 1.1(b)(i) hereinabove within the time period specified in subparagraph 1.1(b)(ii);

(c) if the Optionee fails to make, or cause to be made, any of the required minimum cumulative Expenditures for Exploration and Development work in connection

with any of the interests comprising the Property in accordance with paragraph 1.1(c) hereinabove within the time periods specified in paragraph 1.1(c); or

(d) if the Optionee fails to make any of the required Underlying Option Agreement Payments in accordance with paragraph 1.1(d) hereinabove within the time periods as specified under the Underlying Option Agreement.

In this regard the Optionee acknowledges and agrees that, should the Optionee having any indication that it may not be in a position to make any required Underlying Option Agreement Payment in accordance with paragraph 1.1(d) hereinabove within the time periods as specified under the Underlying Option Agreement, the Optionee will use its commercial reasonable efforts to provide the Optionor with reasonable and prompt written notice thereof in order that the Optionor make bring the Underlying Option Agreement Payments and the Underlying Option into good standing notwithstanding the termination of the Option pursuant to paragraph 1.1(d).

1.3 Right of Optionee to terminate Option. Prior to the exercise of the Option the Optionee may terminate the Option by providing a notice of termination to the Optionor in writing of its desire to do so at least 90 calendar days prior to its decision to do so. After such 90-calendar days' period the Optionee shall have no further obligations, financial or otherwise, under this Letter of Intent, except that the provisions of section 1.5 hereinbelow shall become immediately applicable to the Optionee upon providing such notice of termination to the Optionor.

1.4 Termination of Option and interest acquired in the Property. If the Option is so terminated in accordance with either of sections 1.2 or 1.3 hereinabove the Parties hereby acknowledge and agreed that the Optionee shall have no interest whatsoever in and to any of Optionor's current Underlying Option interests under the Underlying Option Agreement or, as a consequence, any of the mineral interests comprising the Property and, furthermore, that the Optionee shall continue to be bound by the provisions of section 1.5 herein.

1.5 Obligations upon termination. If the Option is terminated otherwise than upon the exercise thereof, then the Optionee shall:

(a) leave in good standing for a period of at least 180 calendar days from the termination of the Option those interests comprising the Property that are in good standing on the date thereof; and

(b) deliver at no cost to the Optionor within 60 calendar days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the interests comprising the Property and not theretofore already furnished to the Optionor.

1.6 Deemed exercise of Option. At such time as the Optionee has made each of the required Non-Refundable Cash Payment, initial Share Issuance under subparagraph 1.1(b)(i), Expenditure Commitments and Underlying Option Agreement Payments in accordance with section 1.1

hereinabove, within the Option Period and the time periods as specified in section 1.1, then the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, in accordance with the terms and conditions of this Letter of Intent and without any further act required on its behalf, acquired an undivided 100% legal, beneficial and registerable interest in and to Optionor's current Underlying Option interests under the Underlying Option Agreement.

1.7 Operator. It is presently intended that after the Effective Date and prior to the due and complete exercise of the Option the Optionee or, at the Optionee's option, the Optionee's respective associate, nominee or such other unrelated entity as the Optionor may determine, will act as the operator (the "**Operator**") of the development of the Property under this Letter of Intent and any Definitive Agreement resulting therefrom. The Operator may resign as the Operator at any time by giving 30 calendar days' prior written notice to the Parties hereto and, within such 30-day period, the Parties may appoint another Party or a third party who covenants to act as the Operator upon such terms as the Parties shall agree. If the Operator is not the Optionor the Operator shall, prior to being appointed to act as the Operator, enter into a written agreement to assume the obligations of the Operator hereunder and to be bound by the terms and conditions of this Letter of Intent and any Definitive Agreement as the Operator. After the execution of this Letter of Intent the Operator shall have the full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the interests comprising the Property and to determine the manner of operation of any of the Property as a mine.

2. Optionee's due diligence investigations

2.1 From the joint acceptance and execution date of this Letter of Intent by both Parties hereto (the "**Execution Date**") to and including seven calendar days from the Execution Date, the Optionee may conduct due diligence investigations in respect of the Optionor and the Property interests underlying the within Option (such period in time being the "**Optionee's Due Diligence Period**" herein). For purposes of such investigations the Optionor will give to the Optionee and its agents and representatives as soon as reasonably practicable after the Execution Date hereof full access to the Property interests and all books, records, financial and operating data and other information concerning the Property as the Optionee and its agents and representatives may reasonably request. If, at any time during the Optionee's Due Diligence Period, the Optionee determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Optionee will notify the Optionor of such fact and thereupon this Letter of Intent will terminate and the Parties hereto will have not further obligations hereunder except the obligations set forth in section 4 below.

3. Negotiation and execution of a Definitive Agreement

3.1 While the Optionee is conducting the due diligence investigations described in section 2 above the Optionor and the Optionee will negotiate in good faith to complete and execute a definitive agreement (the "**Definitive Agreement**") setting out in detail the terms and conditions of the Option. The Definitive Agreement will incorporate the terms and conditions set out in this

Letter of Intent together with all other terms and conditions as the Parties or their legal advisors consider necessary or desirable, including standard representations, warranties and covenants, indemnities from the Parties relating to such representations, warrants and covenants, and conditions to closing. In particular, and without limiting the generality of the foregoing, the Parties shall structure the Option and negotiate the Definitive Agreement in a manner which is tax advantageous to each of the Parties hereto. If each of the Parties are satisfied with the results of their due diligence investigations, it is intended that negotiations of the terms of the Definitive Agreement and its execution will occur within 10 calendar days of the Execution Date hereof; provided, however, that it is hereby acknowledged that the Definitive Agreement may be subject to the prior acceptance of the respective shareholders of Parties hereto and such regulatory authorities as may have jurisdiction over the affairs of the Parties hereto.

4. Transaction costs

4.1 Each of the Parties will be responsible for all costs (including, but not limited to, legal fees and expenses) incurred by it in connection with the transactions contemplated hereby. The obligations of the Parties under this section 4 will survive the termination of this letter.

5. Due diligence and disclosure

5.1 Due diligence. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Party, at all times subject to the confidentiality provisions hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to such documents and materials of the other Party as they, or their respective counsel, may deem reasonable and necessary to conduct an adequate due diligence investigation of each such Party, its respective operations and financial condition prior to the execution of a Definitive Agreement and the closing thereof.

5.2 Disclosure. Subject to the provisions hereinbelow, the Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties' express written consent, either: (i) the fact or existence of this Letter of Intent or discussions and/or negotiations between them involving, *inter alia*, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a Court or on a "need to know" basis to each of the Parties respective professional advisors. Notwithstanding the provisions of this section, the Parties agree to make such public announcements of this Letter of Intent promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

6. Exclusive dealing

6.1 As an inducement to the Optionee to proceed with its due diligence investigations and to negotiate and prepare a Definitive Agreement resulting from this Letter of Intent, the Optionor hereby agrees with the Optionee to deal exclusively and in confidence with the Optionee in respect of the matters set out herein and to take no action, directly or indirectly, which would impair the ability of the Optionor to complete the transactions contemplated hereby and, without limitation, hereby agrees and undertakes that, unless consented to in writing by the Optionee, it will not at any time prior to the earlier of the end of the Optionee's Due Diligence Period or the termination of the Option, if applicable, enter into, negotiate, solicit or knowingly encourage or participate in, any negotiations or discussions relating to any disposition of all or any interest in and to any of its current Underlying Option interests under the Underlying Option Agreement.

7. Assignment

7.1 No Party may sell, assign, pledge, mortgage or otherwise encumber all or any part of its interest in and to this Letter of Intent without the prior written consent of the other Party; such consent not to be unreasonably withheld by any Party; provided, however, that any Party may at anytime, and in its sole discretion and without the prior approval of the other Party, assign and transfer any interest herein to any subsidiary; subject at all times to the requirement that any such subsidiary remain owned by the Party hereto failing which any such interest must be immediately transferred back to such Party hereto; and provided further that any transfer of all or any part of a Party's interest shall be accompanied by the written agreement of any such assignee to assume the obligations of such Party hereunder and to be bound by the terms and conditions hereof.

8. General

8.1 Obligations. Other than the obligations set forth in sections 1, 4, 5 and 6 above, the Parties will not be obligated in any manner with respect to the transaction contemplated hereby (including obligations to negotiate in good faith) unless and until a Definitive Agreement is executed by the Parties.

8.2 Proper law. This Letter of Intent will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein. The Parties submit to the jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this letter of intent.

8.3 Arbitration. The Parties agree that all questions or matters in dispute with respect to this Letter of Intent shall be submitted to arbitration pursuant to the terms hereof. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall,

within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed under the provisions of the *Commercial Arbitration Act* (British Columbia) (the "**Arbitration Act**"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

8.4 Notice. Each notice, demand or other communication required or permitted to be given under this Letter of Intent shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

8.5 Entire agreement. This Letter of Intent constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Letter of Intent.

8.6 Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and assigns.

8.7 Further assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Letter of Intent.

8.8 Severability and construction. Each section, paragraph, subparagraph, term and provision of this Letter of Intent, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Letter of Intent is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Letter of Intent as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

6.9 Counterparts. This Letter of Intent may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Execution Date as set forth below.

Acceptance and execution

Please confirm that this Letter of Intent accurately sets forth your understanding of the terms of the proposed transaction and the other matters discussed herein, by signing a copy of this Letter of Intent below and returning it to us. Upon our receipt we confirm that we will immediately seek Board of Directors' approval to the general terms of this Letter of Intent and move forward with our due diligence investigations respecting the Optionor and the Property. As the terms and conditions respecting our proposed offer to acquire an Option from you as set forth in this Letter of Intent are extremely sensitive and confidential, we confirm that the contents of this Letter of Intent should not be disclosed to any third party without our prior written approval. In addition, and as we are now ready, willing and able to perform upon the terms contained herein, we confirm that the offer contained in this Letter of Intent is open for acceptance by the Optionor only until 5:00 p.m. (Vancouver time) on Tuesday, April 6, 2010, failing the Optionor's acceptance of which our offer and the contents of this Letter of Intent will be deemed null and void and of no further force and effect whatsoever. In the interim, and while we await the Optionor's response, we remain,

Yours very truly,

URANIUM INTERNATIONAL CORP.

Per: ______________________
Authorized Signatory
William A. Thomas
CFO, Director

D. AO

ACCEPTED on this 3rd day of April, 2010 (the Execution Date hereof), by the Optionor:

MERCER GOLD CORP.

Per: ______________________
Authorized Signatory
RAHIM JIVRAJ, PRESIDENT

Schedule A

This is Schedule "A" to that certain Letter of Intent as entered into between Uranium International Corp., as Optionee, and Mercer Gold Corp., as Optionor, and respecting the Optionor's current Underlying Option interests under its Underlying Option Agreement.

Underlying Option Agreement

Refer to the copy of the Underlying Option agreement which is attached hereto.

-- End of Letter of Intent --

OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 4th day of March, 2010.

BETWEEN:

COMUNIDAD MINERA GUAYABALES, a Colombian entity regulated by the Civil Law of the Republic of Columbia, established by private document signed by its members on September 28th, 2002, registered at the Chamber of Commerce of Manizales on October 28th, 2002, in Book One, number 5439, and upon transferring its domicile to Medellin, was registered on February 8, 2002, in the Chamber of Commerce of Medellin, Book One, number 409, having a business address located at Calle 7 No. 39-205, Oficina 704 Medellin, Columbia.

(the "Optionor")

OF THE FIRST PART

AND

MERCER GOLD CORP., a body corporate incorporated pursuant to the laws of the Province of British Columbia and having an office located at Suite 1750 – 1185 West Georgia Street, Vancouver, B.C., Canada, V6E 4E6

(the "Optionee")

OF THE SECOND PART

W H E R E A S:

A. The Optionor is the legal, beneficial and recorded owner of the mineral property interests (the "Property") located in the Marmato Mining District, Caldas Department, Republic of Colombia, as more particularly described in Schedule "A" attached hereto and made a part of this Agreement;

B. The Optionor wishes to grant to the Optionee and the Optionee wishes to acquire an option to acquire a 100% interest in and to the Property (the "Option") on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1 INTERPRETATION

1.1 For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a) "Agreement" means this option agreement, as amended from time to time;

(b) "Business Day" means a day on which commercial banks are generally open for business in Medellin, Republic of Colombia and in Vancouver, British Columbia other than a Saturday, Sunday or a day observed as a holiday in Medellin or in Vancouver;

(c) "Commercial Production" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

(d) "Expenditures" mean all cash, expenses, obligations and liabilities, other than for personal injury or property damage, of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, development or equipping of the Property or any portion thereof for Commercial Production including, without limiting the generality of the foregoing, monies expended in constructing, leasing or acquiring all facilities, buildings, machinery and equipment in connection with Mining Work, in paying any taxes, fees, charges, payments or rentals (including payments in lieu of assessment work) or otherwise to keep the Property or any portion thereof in good standing (including any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property or any portion thereof), in carrying out any survey of the Property or any portion thereof, in doing geophysical, geochemical and geological surveys, in trenching, drilling, assaying, metallurgical testing, bulk sampling and pilot plant operations, in paying the fees, wages, salaries, travelling expenses, fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property or any portion thereof, in paying for the food, lodging and other reasonable needs of such persons, in preparing any reports and in supervising and managing any work done with respect to and for the benefit of the Property or any portion thereof, or in any other respects necessary for the due carrying out of Mining Work, including any operator's overhead fees;

(e) "Mining Work" means every kind of work done on or in respect of the Property or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, trenching, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

(f) "Option Exercise Date" shall have the meaning set out in Section 3.1; and

(g) "Property" means the mineral property interests more particularly described in Schedule "A" hereto, together with the mineral rights, personal property and permits associated

therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto.

1.2 In this Agreement, all dollar amounts are expressed in lawful currency of the United States of America, unless specifically provided to the contrary.

1.3 The titles to the respective Articles, Sections and paragraphs hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2 REPRESENTATIONS AND WARRANTIES

2.1 The Optionee represents and warrants to the Optionor that:

(a) it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the Province of British Columbia and is or will be qualified to do business and to hold an interest in the Property in the jurisdiction in which the Property is located;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

(c) it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2 The Optionor represents and warrants to the Optionee that:

(a) it is a non profit entity, duly formed, legally organized and in good standing under the laws of the Republic of Colombia and that it is duly qualified to negotiate, acquire, own, explore, develop and exploit the Property;

(b) its President Mr. Rubén Dario Gaspar Trejos, having ID No. 4.445.859, was duly appointed by its General Assembly to be its legal representative (as evidenced by Minute No. 22 of a meeting of the General Assembly held on February 1, 2009, an authentic copy of which is attached as Schedule "B" hereto and the Certificate of Incorporation and Legal Representation of the Communidad Minera Guayabales, issued by the Chamber of Commerce of Medellin on January 10, 2010, an

authentic copy of which is attached as Schedule "C" hereto, which Schedules are made a part of this Agreement), with full power and authority to execute this Agreement without limitations or restrictions;

(c) it has full power and authority, according to its juridical nature and its by-laws, to carry on its business and to enter into this Agreement and into any agreement or instruments referred to or contemplated by this Agreement;

(d) it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws;

(e) it is the sole legal, beneficial and recorded owner of a 100% interest in and to the Property;

(f) the Property is in good standing under the laws of the jurisdiction in which the Property is located;

(g) the Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person;

(h) it has complied with all laws in effect in the Caldas Department, Municipality of Marmato, Republic of Colombia in which the Property is located with respect to the Property, and such Property has been duly and properly recorded in accordance with such laws, and that the Optionee may enter in, under or upon the Property for all purposes of this Agreement without making any payment to, and without accounting to or obtaining the permission of, any other person other than any payment required to be made under this Agreement;

(i) all taxes, royalties, assessments, rentals, or other charges or payments due in respect of the Property have been paid, and that all filings required in respect of the Property are up to date, other than pursuant to Section 5.6;

(j) it can assign or transfer all of its mineral property rights and interests associated with the Property to the Optionee upon exercise of the Option;

(k) conditions on and relating to the Property and operations conducted thereon are in compliance with all applicable laws, regulations or orders relating to environmental matters including, without limitation, waste disposal and storage;

(l) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, nor has it received any notice of the same, and it is not aware of any basis on which any such orders or direction could be made;

(m) there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof, other than the royalty payable to Section 5.6; and

(n) it is not aware of any material fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material in the Optionee's decision to enter into this Agreement and acquire an interest in the Property.

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3 OPTION

3.1 The Optionor hereby irrevocably grants to the Optionee (and/or the Optionee's wholly-owned subsidiary to be incorporated under the laws of the Republic of Colombia or under the laws of such other jurisdiction as may be determined to be appropriate by the Optionee) the sole and exclusive right and option to acquire a One Hundred percent (100%) interest in and to the Property, free and clear of all liens, charges, encumbrances, claims, rights or interest of any other person, such Option to be exercisable by the Optionee:

(a) paying to the Optionor an aggregate Four Million Dollars (US$4,000,000) in the instalments and by the dates specified as follows:

(i) US$20,000 on the date of execution of the letter of intent dated October 14, 2009, entered into between the Optionee and the Optionor (the "Letter of Intent"), which amount has been paid in full;

(ii) an additional US$40,000 on or by ninety (90) days from the date of execution of the Letter of Intent, which amount has been paid in full;

(iii) an additional US$40,000 on or by April 14, 2010;

(iv) an additional US$55,000 on or by July 14, 2010;

(v) an additional US$55,000 on or by October 14, 2010;

(vi) an additional US$65,000 on or by January 14, 2011;

(vii) an additional US$75,000 on or by April 14, 2011;

(viii) an additional US$75,000 on or by July 14, 2011;

(ix) an additional US$85,000 on or by October 14, 2011;

(x) an additional US$85,000 on or by January 14, 2012;

(xi) an additional US$160,000 on or by July 14, 2012;

(xii) an additional US$160,000 on or by January 14, 2013;

(xiii) an additional US$190,000 on or by July 14, 2013;

(xiv) an additional US$190,000 on or by January 14, 2014;

(xv) an additional US$230,000 on or by July 14, 2014;

(xvi) an additional US$230,000 on or by January 14, 2015; and

(xvii) an additional US$2,245,000 on or by July 14, 2015;

and the date the Optionee exercises the Option by completing these payments is referred to herein as the "Option Exercise Date". In the event any option payment for any period set out above is not met, then the Option will terminate and be of no further force or effect, subject to the provisions of Section 18.1.

3.2 The Optionee, at its sole discretion, can elect to accelerate the timing of the option payments outlined in Section 3.1 and, thereby, exercise the Option.

4 PROPERTY INFORMATION

4.1 Upon execution of this Agreement, the Optionor shall deliver to the Optionee all geological and technical reports, databases, samples, title reports, title opinions, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to exploration and mining work conducted on or in respect of the Property which has not been previously delivered to the Optionee.

5 LIMITED MINING RIGHT

5.1 During the term of the Option, the Optionor shall have the right to continue to conduct limited mining operations on and from the Property at the current rate of production not to exceed an aggregate 80 metric tonnes of ore per day (the "Limited Mining Right"), provided that such mining operations are confined within the geographic area in which mining operations are currently being conducted by the Optionor. The right to conduct mining operations is limited to members of the Optionor actually engaged in mining at the Property as of the date of this Agreement (the "Authorized Parties"), which members are more particularly described in Schedule "D" attached hereto and made a part of this Agreement. No substitution of the persons constituting the Authorized Parties will be permitted and no other party(ies) shall be allowed to carry out mining activities on the Property during the term of this Agreement.

5.2 The Optionor shall maintain all appropriate production records with respect to the Limited Mining Right and provide such records to the Optionee quarterly.

5.3 In carrying out mining operations on the Property pursuant to its Limited Mining Right, the Optionor will:

(a) keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder and proceed with all diligence to contest or discharge any lien that is filed;

(b) pay or cause to pay all workers and wage earners employed by the Optionor or its contractors on the Property, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Property; and

(c) conduct all work on or with respect to the Property in careful and minerlike manner and in compliance with all applicable laws, including environmental laws, rules, order and regulations and the terms of any permits or licences that comprise the Property, and for greater certainty will not use or permit the use of mercury in connection with the recovery of gold or silver on the Property and will indemnify and save the Optionee harmless from any and all claims, suits, demands, losses and expenses including, without limitation, those regarding environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by the Optionor on or with respect to the Property.

5.4 The Optionor's Limited Mining Right shall terminate on the earlier of:

(a) the date the Optionee exercises the Option; or

(b) 30 days after receiving written notice from the Optionee of the termination of the Limited Mining Right and, in such event, the Optionee shall pay to the Optionor by way of compensation for such termination, the sum of Six Hundred Thousand Dollars (US$600,000) in lawful money of the United States of America.

5.5 Upon the termination of its Limited Mining Right, the Optionor shall:

(a) leave the Property:

(i) free and clear of all liens, charges and encumbrances arising from its mining operations on the Property;

(ii) in a safe and orderly condition; and

(iii) in a condition which is in compliance with all permits or licences that pertain to the Property, environmental laws, rules and orders of governmental authorities including those regarding reclamation and rehabilitation of all disturbances resulting from the Optionor's use and occupancy of the Property;

(b) perform all such reclamation, rehabilitation, restoration and abandonment work in respect of the Property as is necessary to ensure present and future compliance with laws applicable to the parties and the Property in respect of the activities of the Optionor, its employees, agents, contractors, and other representatives on the Property;

(c) deliver to the Optionee, within ninety (90) days of a written request therefor, a report on all work carried out by the Optionor on the Property (limited to relevant matters only) together with copies of all the maps showing the location of samples, drill holes assays, lab results and other technical data compiled by the Optionor with respect to the Property;

(d) have the obligation to remove from the Property, within three (3) months of the effective date of termination, all facilities erected, installed or brought to the Property by, or at the request of the Optionor, failing which such facilities will then become the property of the Optionee; and

(e) deliver to the Optionee, if applicable, any duly executed transfer of title to the Limited Mining Right deemed necessary by the Optionee or its representatives.

5.6 The Optionor shall pay all royalties due in respect of the Limited Mining Right to local, departmental and/or federal governments or agencies.

6 RIGHT OF ENTRY AND DUTIES

6.1 During the term of the Option, the Optionee, its employees, agents, contractors and other representatives will have the right to enter upon the Property, explore for minerals thereon, bring and erect upon the Property such mining facilities and equipment as it may consider advisable and remove material of up to 1,000 tonnes for the purposes of bulk testing or similar operations, always subject to the provisions of Section 5.1.

6.2 The Optionee will permit and provide to the Optionor or its duly authorized representatives in writing, reasonable access to the Property provided that such access is not disruptive to the mining operations of the Optionee.

6.3 The Optionee shall have the duties and obligations to:

(a) commencing on the date of execution of this Agreement, maintain the Property in good standing by the doing and filing, or payment in lieu thereof, of all necessary Mining Work and payment of all title fees, taxes and other charges related to the Property required to be paid, other than pursuant to Section 5.6;

(b) conduct all Mining Work on the Property in a careful and minerlike manner and in accordance with the applicable laws (including environmental laws) of the Republic of Colombia; and

(c) provide to the Optionor a summary report outlining the Mining Work conducted on the Property during each quarterly period.

6.4 The Optionor shall have the duties and obligations to:

(a) refrain from performing any act, omission or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

(b) keep the property free and clear of all liens, charges and encumbrances other than those arising from the operations of the Optionee hereunder, and proceed with all diligence to contest or discharge any lien that is filed;

(c) promptly provide to the Optionee any and all notices and correspondence from government agencies in respect of the Property;

(d) co-operate fully with the Optionee in obtaining any surface and other rights and government permits on, over or related to the Property as the Optionee deems desirable;

(e) execute and deliver to the Optionee such powers of attorney, consents and authorizations as are, in the reasonable opinion of counsel to the Optionee, necessary or desirable to allow the Optionee to carry out activities on or with respect to the Property as contemplated hereunder; and

(f) take all reasonable steps to deny access to the Property to any unauthorized person(s), report any unauthorized entry or attempted entry onto the Property to all governmental and police authorities having jurisdiction and will immediately notify the Optionee of any such incident.

7 INDEMNITY

7.1 The Optionor agrees to indemnify and save harmless the Optionee from and against all suits, claims, demands, losses, liabilities and expenses in respect of activities conducted on the Property by the Optionor and any other parties, but other than the Optionee.

7.2 The Optionee agrees to indemnify and save harmless the Optionor from and against all suits, claims, demands, losses, liabilities and expenses in respect of activities conducted on the Property by the Optionee.

8 VESTING OF INTEREST

8.1 Forthwith upon the Optionee exercising the Option by completing the requirements of Section 3.1, a One Hundred percent (100%) interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the Optionee (and/or the Optionee's wholly-owned subsidiary to be incorporated under the laws of the Republic of Colombia).

8.2 Upon completion of the option payments outlined in Section 3.1, the Optionor will deliver to the Optionee a recordable transfer or transfers of a One Hundred percent (100%) interest in and to the Property, and the Optionee shall be entitled forthwith to record such transfer documents in the appropriate land title office in the jurisdiction in which the Property is located.

8.3 The parties acknowledge the right and privilege of the Optionor and Optionee to file, register and/or to otherwise deposit a memorandum of this Agreement, caveat, or lis pendens at any time in the appropriate land title office for the jurisdiction in which the Property is located to give third parties notice of this Agreement, and hereby agree, each with the other, to do or cause

to be done all acts or things reasonably necessary to effect such filing or registration to the extent permitted by the laws of the Republic of Colombia.

9 TERMINATION OF OPTION

9.1 In the event of default in the performance of the requirements of Section 3.1, then subject to the provisions of Section 9.3 and Section 18.1 of this Agreement, the Option and this Agreement shall terminate.

9.2 The Optionee shall have the right to terminate this Agreement, or abandon all right, title and interest in any portion of the Property, by giving thirty (30) days' written notice of such termination or abandonment to the Optionor, and upon the effective date of such termination of this Agreement, or abandonment of any portion of the Property, this Agreement shall be of no further force and effect to the extent of such termination or abandoned portion of the Property, except the Optionee shall be required to perform any obligations which are the responsibility of the Optionee as specified under the provisions of this Agreement and which have not been satisfied.

9.3 Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, or the abandonment of any portion of the Property, the Optionee shall:

(a) ensure that the Property will be left in good standing with respect to the filing of annual assessment work and the payment of rental fees for a period of at least sixty (60) days from the effective date of such termination or abandonment;

(b) deliver, in hard copy format, to the Optionor any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which has not been previously delivered to the Optionor;

(c) perform or secure the performance of all reclamation and environmental rehabilitation as may be required by all applicable legislation in respect to the activities of the Optionee, its employees, agents, contractors, subcontractors, and other representatives on the Property; and

(d) upon notice from the Optionor, remove all materials, supplies and equipment from the Property, or from the portion thereof so abandoned, erected, installed or brought to the Property by, or at the request of the Optionee, provided however, that the Optionor may dispose of any such materials, supplies or equipment not removed from the Property within six (6) months of receipt of such notice by the Optionee.

10 CONFIDENTIALITY

10.1 All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party's professional advisors without the prior written consent of the other party or parties, which consent shall not unreasonably be withheld.

11 RESTRICTIONS ON ALIENATION

11.1 The Optionee shall not sell, grant, assign, transfer or otherwise dispose of all or any portion of its interest or rights in the Property or under this Agreement, unless the grantee, assignee or transferee of any such interest will have first delivered to the Optionee and the Optionor its agreement related to this Agreement and to the Property, containing a covenant by such grantee, assignee or transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest or rights in the Property or under the Agreement to be acquired by it from the Optionor.

11.2 The Optionor shall not sell, transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or encumber all or any portion of its interest or rights in the Property or under this Agreement.

12 LABOUR LIABILITY

12.1 The Optionee shall not bear any responsibility or liability for personnel currently related or linked to the Optionor.

13 NOTICE

13.1 Any notice required or permitted to be given under this Agreement shall be in writing and delivered by facsimile transmission, courier or by hand, in each case addressed to the intended recipient at the address and fax number set out below, or at such other address or fax number as either party may provide to the other from time to time in writing:

In the case of the Optionor:

Calle 7 No. 39-205, Oficina 704
Medellin, Colombia
Attention: Ruben Dario Gaspar Trejos
Facsimile: +011 57 4 312 6071

In the case of the Optionee:

Suite 1750 – 1185 West Georgia Street
Vancouver, B.C., Canada, V6E 4E6
Attention: Rahim Jivraj, President
Facsimile: +1 604 909 1834

13.2 Any such notice, if sent by facsimile, shall be deemed to have been received on the Business Day of the sending if sent during normal business hours (otherwise on the following Business Day), or if delivered by courier or by hand shall be deemed to have been received at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall be governed by Section 13.1.

14 FURTHER ASSURANCES

14.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

15 TIME OF THE ESSENCE

15.1 Time shall be of the essence in the performance of this Agreement.

16 ENUREMENT

16.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17 FORCE MAJEURE

17.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances; acts of public enemy, war, riots, civil strife, insurrection, rebellion or disobedience on behalf of any third party or group; other actions by citizen groups, including but not limited to environmental organizations or native rights groups; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental protection laws; other laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

17.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

17.3 A party relying on the provisions of Section 17.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

18 DEFAULT

18.1 (a) In the event that the Optionee is in default of any of its obligations hereunder, other than the Option payments under Section 3.1, the Optionee will not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, until the Optionor has given to the Optionee written notice of such default and the Optionee does not take any reasonable steps to cure such default within ninety (90) days from the date of receipt of such notice by the Optionee.

(b) In the event that the Optionee is in default of any of its obligations under paragraph 3.1, the Optionee will not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, until the Optionor has given to the Optionee

written notice of such default and the Optionee does not pay: (i) 1/3 of the respective Option payment due under Section 3.1 immediately upon receipt of such notice by the Optionee; (ii) an additional 1/3 of the respective Option payment due under Section 3.1 within sixty (60) days from the date of receipt of such notice by the Optionee; and (iii) the remaining 1/3 of the respective Option payment due under Section 3.1 within ninety (90) days from the date of receipt of such notice by the Optionee.

19 SEVERABILITY

19.1 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20 AMENDMENT

20.1 This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

21 ENTIRE AGREEMENT

21.1 This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements (including the Letter of Intent dated October 14, 2009 made between the parties hereto and approved by the Optionor as evidenced by Minute No. 23 of a meeting of its General Assembly held on September 7, 2009 attached as Schedule "E" hereto), memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

22 OPTION ONLY

22.1 This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

23 GOVERNING LAW

23.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Colombia.

24 ARBITRATION

24.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of the Inter-American Commercial Arbitration Commission ("IACAC") in effect on the date of this Agreement. The arbitration panel shall be comprised of three (3) experienced and qualified arbitrators, each independent of the Optionor and the Optionee. The Optionor and the Optionee shall each select one (1) arbitrator in the manner provided by the Rules of Procedure referred to above and such arbitrators shall, by agreement, select the third arbitrator. In the event that either the Optionor or the Optionee shall abstain from doing so, IACAC shall appoint such third arbitrator. The decision of the arbitration panel shall be by majority vote. The arbitration proceedings shall be conducted in Bogota, Republic of Colombia and the languages to be used in the arbitration proceedings shall be English and Spanish. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction and any award issued by the arbitrators is to be final and binding upon the parties who hereby waive all right of appeal thereon.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

THE COMMON SEAL of **COMUNIDAD MINERA GUAYABALES** was hereto affixed in the presence of:

Rubén Darío Gaspar D.) c/s

Authorized Signatory

Rubén Darío Gaspar D.

Name

Representante Legal

Title

THE COMMON SEAL of **MERCER GOLD CORP.** was hereto affixed in the presence of:) c/s

Rahim Jivraj, President

THIS IS SCHEDULE "A" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP.

Description of Property

Licence	Title Holder	Kind	Department	Municipality	Registry No.	Area (Hectares)	Expiry Date
LH0071-17	Comunidad Minera Guayabales	Licence	Caldas	Marmato	HHX B-01	247.85	28-03-2032

The Guayabales license corners defining the Guayabales Project in
Latitude & Longitude WGS-84.

License	Corner	Latitude	Longitude
Guayabales			
	1	N 5° 29' 14.3"	W 75° 36' 31"
	2	N 5° 29' 39"	W 75° 36' 30.9"
	3	N 5° 29' 39"	W 75° 36' 24.4"
	4	N 5° 29' 55.2"	W 75° 36' 24.4"
	5	N 5° 29' 55.3"	W 75° 36' 35.7"
	6	N 5° 29' 22.9"	W 75° 37' 29.4"
	7	N 5° 28' 40.5"	W 75° 37' 29.5"
	8	N 5° 28' 45.7"	W 75° 37' 19.8"
	9	N 5° 28' 50.3"	W 75° 37' 19.7"
	10	N 5° 28' 50.3"	W 75° 37' 11.6"


GUAYABALES
PROJECT
1160000
1165000

THIS IS SCHEDULE "B" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP. COMPRISED OF MINUTE NO. 22 OF A MEETING OF THE GENERAL ASSEMBLY HELD ON FEBRUARY 1, 2009

AG – 54

EXTRACT

THE COMMUNIDAD MINERA, HEREINAFTER TO ALSO BE IDENTIFIED AS GUAYABALES
NIT 8100005405-0

MINUTES OF THE ORDINARY GENERAL MEETING
NUMBER 22
(FEBRUARY 01, 2009)

At eight o'clock in the morning (8:00 am) of Sunday, the first day of April in the year 2009, at the community headquarters of the Comunidad Minera, hereinafter to also be identified as Guayabales, a session of the Ordinary General Meeting convened by the President was held, in accordance with the bylaws, with the following Agenda.

1) …

2) Quorum

3) …

4) …

5) Election of the Board of Directors

6) …

7) …

8) …

9) ...

The Meeting was chaired by the President, Mr. Ruben Dario Gaspar Trejos, with Secretary. Mr. Luis Carlos Ramos A. The agenda was then submitted and unanimously approved by the members of the Comunidad.

2) Quorum

It was confirmed that fifteen (15) members of the Community, who represent 100% of the associates, were present. Therefore, in accordance with the bylaws of the Comunidad Minera, hereinafter to also be known as Guayabales, the Meeting may proceed.

3) ...

4) ...

5) Election of the Board of Directors

As is customary, the only slate of candidates was presented and unanimously approved. As a result, the Board of Directors of the Comunidad Minera, hereinafter to also be known as Guayabales for the 2009 Period is a follows:

DIRECTORS

Name	Title
Ruben Dario Gaspar Trejos	President
Francisco Adan Castro Echeverri	Vice President
Luis Carlos Ramos Abello	Secretary
Jesus Antonio Garcia	Treasurer

ATERNATE MEMBERS	Title
Jhon Cesar Gomez Garcia	Secretary
Hernan Rojas Guzman	Treasurer

6) ...

7) ...

8) ...

9) ...

... Once the Agenda was fully addressed, all the proposals were opened to debate and unanimously approved by all the members.

After a short recess in order to draft this Minutes, the Agenda was fully addressed at two o'clock in the afternoon (2:00 pm), the Ordinary General Meeting was concluded on 01 February 2009. The minutes were opened for discussion and unanimously approved by all the members in attendance.

[Signed]
RUBEN DARIO GASPAR TREJOS
President

[Signed]
LUIS CARLOS RAMOS A.
Secretary

THIS IS SCHEDULE "C" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP. COMPRISED OF THE CERTIFICATE INCORPORATION AND LEGAL REPRESENTATION OF THE COMMUNIDAD MINERA GUAYABALES, ISSUED BY THE CHAMBER OF COMMERCE OF MEDELLIN ON JANUARY 10, 2010

EXTRACT

CERTIFICATE OF INCORPORATION AND LEGAL REPRESENTATION OF NON-PROFIT ORGANIZATION CHAMBER OF COMMERCE OF MEDELLÍN FOR ANTIOQUIA

THE SECRETARY OF THE CHAMBER OF COMMERCE OF MEDELLÍN FOR ANTIOQUIA, in the exercise of the faculties conferred by Sections 43 and 144 of Decree 2150 of 1995 and its Regulations and Decree 0427 of 1996,

CERTIFIES

NAME:	LA COMUNIDAD MINERA hereinafter to also be known as Guayabales.
ESAL No:	21-010746-28 [Registration number for non-profit organizations]
ADDRESS:	MEDELLÍN
NIT [Tax ID number]:	810005405-0

CERTIFIES

CONSTITUTION: That the Articles of Incorporation of 28 September 2002, of the Associates, initially registered with the Chamber of Commerce of Manizales on 28 October 2002 in Book 1 under number 5439, and later registered in this Entity on 08 February 2008, in Book 1 under Number 409, a non-profit organization was constituted under the name:

LA COMUNIDAD MINERA hereinafter to be also identified as Guayabales.

CERTIFIES

LEGAL REPRESENTATION: That the President of the Board of Directors is the Legal Representative of the Organization and may execute contracts, grant powers of attorney, and in general, carry out any and all acts pertinent to the customary development of the organization, and always in accordance with its bylaws and regulations.

The functions of the Vice President are the same functions of the President when filling the President's vacancy.

CERTIFIES

BOARD OF DIRECTORS

TITLE	NAME
PRESIDENT	Ruben Dario Gaspar Trejos
ALTERNATE	Francisco Adan Castro Echeverri

CERTIFIES

Through Minute No. 22 of 1 February 2009, of the Ordinary General Meeting of the Association registered in this Camara on 30 April 2009, in Book 1, Number 1558:

BOARD OF DIRECTORS

TITLE	NAME
PRINCIPAL	Ruben Dario Gaspar Trejos
PRINCIPAL	Francisco Adan Castro Echeverri
PRINCIPAL	Luis Carlos Ramos Abello
PRINCIPAL	Jesus Antonio Garcia
ATERNATE	Jhon Cesar Gomez Garcia
ATERNATE	Hernan Rojas Guzman

Medellín, 10 January 2010.

[Signed]
Gloria Maria Espinoza Alzate

THIS IS SCHEDULE "D" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP.

Authorized Parties

Rubén Dario Gaspar Trejos
Hernando de Jesús Bedoya
Luis Carlos Ramos Abella
Carlos Arturo Ramos Bonilla
Luis Carlos Bedoya
Francisco Adán Castro Echeverri
Gonzalo Pérez Echeverri
Victor Hernán Moreno
Amado de Jesús Tobón Vasquez
Hernán Rojas Guzmán
Edward Gómez Garcia
Jesús Antonio Garcia
Cesar Gómez
Luis Eduardo Muñoz
John Cesar Gomez Garcia

THIS IS SCHEDULE "E" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP. COMPRISED OF MINUTE NO. 23 OF A MEETING OF THE GENERAL ASSEMBLY HELD ON SEPTEMBER 7, 2009

AG – 54

EXTRACT

THE COMMUNIDAD MINERA, HEREINAFTER TO
ALSO BE IDENTIFIED AS GUAYABALES
NIT 8100005405-0

MINUTES OF THE ORDINARY GENERAL MEETING
NUMBER 23
(SEPTEMBER 07, 2009)

At eight o'clock in the morning (8:00 am) of Monday, 07 September in the year 2009, at the camp located at the La Cacica mine, Guayabales sector, Cabras vereda, municipality of Marmato, Caldas, a session of the Extraordinary General Meeting convened by the President was held, in accordance with the bylaws, with the following Agenda.

1) …

2) Quorum

3) …

4) …

5) Reading and approval of the Mercer Gold Proposal

6) …

7) …

8) …

The Meeting was chaired by the President, Mr. Ruben Dario Gaspar Trejos, with Secretary. Mr. Luis Carlos Ramos A. The agenda was then submitted and unanimously approved by the members of the Comunidad.

1)…

2) Quorum.

It was confirmed that fifteen (15) members of the Community, who represent 100% of the associates, were present. Therefore, in accordance with the bylaws of the Comunidad Minera, hereinafter to also be known as Guayabales, the Meeting may proceed.

3) …

4)...

5) Reading and approval of the Mercer Gold Proposal

Immediately afterwards, Mr. Jhon Cesar Gomez Garcia presented a proposal by the multinational Mercer Gold, showing interest in carrying out exploration in the area and for this purpose, the proposal was read and explained by the aforementioned who explained the conditions under which the work would be carried out. After an intense debate, the Meeting decided to enter into an Agreement with Mercer Gold as it would be a good opportunity to improve and expand the mining project which would allow the development and well-being of the region.

As we all know, stated the President, the Comunidad is facing a very serious economic crisis, which hampers the improvement, development and sustainability. An agreement with the Company will allow the Community to continue with tunnel maintenance and rehabilitation, and which will provide work and well-being to people in the region. It is for this reason that the members unanimously decided to accept the Mercer Gold Proposal.

Once the Mercer Gold Proposal was approved, the President underscored the need to continue with the Mining Project of tunnel maintenance and rehabilitation, for which he thinks is necessary to finance such work with the financial support that the Community will receive from Mercer Gold.

6) ...

7)...

8)...

... Once the Agenda was fully addressed, all the proposals were opened to debate and unanimously approved by all the members.

After a short recess in order to draft this Minutes, the Agenda was fully addressed at twelve thirty in the afternoon (12:30 pm), the Ordinary General Meeting was concluded on 07 September 2009. The minutes were opened for discussion and unanimously approved by all the members in attendance.

[Signed]
RUBEN DARIO GASPAR TREJOS
President

[Signed]
LUIS CARLOS RAMOS A.
Secretary